UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 23, 2011

Herbalife Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands		KY1-1106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	c/o (213) 745-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreements of John DeSimone and Desmond Walsh

On February 23, 2011, Herbalife International of America, Inc. (the "Company"), a subsidiary of Herbalife, Ltd. ("Parent"), entered into a severance agreement (the "DeSimone Severance Agreement") with John DeSimone, the Company’s Chief Financial Officer. On February 25, 2011, the Company entered into an amended and restated severance agreement effective as of February 23, 2011 (the "Walsh Severance Agreement" and, collectively with the DeSimone Severance Agreement, the "Severance Agreements") with Desmond Walsh, the Company’s President, that supercedes his existing severance agreement in its entirety.

The Severance Agreements provide for substantially identical severance benefits in the event that the employment of Mr. DeSimone or Mr. Walsh is terminated by the Company without Cause or is resigned by him with Good Reason. If Mr. DeSimone or Mr. Walsh is terminated by the Company without "Cause" or resigns for "Good Reason," each as defined in his respective Severance Agreement, he will be paid a lump sum amount equal to two times his then-current annual salary, in addition to all other accrued but unpaid entitlements. Under these circumstances, the Company will also provide him with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. If Mr. DeSimone or Mr. Walsh is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. DeSimone or Mr. Walsh must execute a general release of claims.

If the effective date of such termination without Cause or resignation for Good Reason occurs during a "trading blackout" or "quiet period" with respect to the Company’s common shares or if the Company determines, upon the advice of legal counsel, that Mr. DeSimone or Mr. Walsh may not to trade in the Company’s common shares on the effective date of such termination due to his possession of material nonpublic information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, he will be entitled to pay the exercise price and/or any tax withholding obligation payable on the exercise of his stock options or stock appreciation rights by tendering common shares of the Company and/or instructing the Company to withhold from the common shares otherwise issuable on exercise a number of common shares having a fair market value equal to the exercise price and/or tax withholding obligation.

In addition, in the event of a Change of Control (as defined in Parent’s 2005 Stock Incentive Plan), all of Mr. DeSimone and Mr. Walsh’s then unvested equity awards granted prior to the date of the Severance Agreement shall become vested and exercisable.

The Severance Agreements also provide for non-solicitation covenants applicable following the termination of employment for a period of two years, as well as standard confidentiality and non-disparagement covenants, subject to certain limitations.

The foregoing summary is qualified in its entirety by reference to the complete text of the DeSimone Severance Agreement and the Walsh Severance Agreement, which are incorporated herein by reference and a copy of each of which is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Severance Agreement by and between John DeSimone and Herbalife International of America, Inc.

10.2 Amended and Restated Severance Agreement by and between Desmond Walsh and Herbalife International of America, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

March 1, 2011	By:	Brett R. Chapman

Name: Brett R. Chapman
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement by and between John DeSimone and Herbalife International of America, Inc.
10.2	Amended and Restated Severance Agreement by and between Desmond Walsh and Herbalife International of America, Inc.